                                                                    EXHIBIT 10.1



                              Employment Agreement

     EMPLOYMENT AGREEMENT, dated as of January 1, 1996, between New World Television Incorporated a Delaware corporation (the "Company") and Farrell Reynolds (the "Executive").

     The Company wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

     Accordingly, the Company and the Executive hereby agree as follows:

                       Employment, Duties and Acceptance.

          1.1 Employment, Duties. The Company hereby employs the Executive for the Term (as defined in Section 2.1), to render exclusive and full-time services to the Company as Chairman and Chief Executive Officer or in such other executive position as may be mutually agreed upon by the Company and the Executive, and to perform such duties consistent with such position as may be assigned to the Executive by the Board of Directors of the Company or by the Chief Operating Officer of New World Communications Group Incorporated, a Delaware Corporation ("NWCG"). Executive's duties will include supervision of and responsibility for, as the Chief Executive Officer, the broadcasting operations of NWCG, whether contained in the Company, NWC Acquisition Corporation, their respective subsidiaries or otherwise as well as the national advertising and barter time sales and related research activities as conducted on the date hereof by New World Sales and Marketing, Inc. Executive will report to the Chief Operating Officer ("COO") of NWCG.

          1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive further agrees to accept election, and to serve during all or any part of the

Term, as an officer or director of the Company and of any subsidiary or affiliate of the Company, without any compensation therefor other than that specified in this Agreement, if elected to any such position by the shareholders or by the Board of Directors of the Company or of any subsidiary or affiliate, as the case may be.


         1.3 Location. The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in Atlanta, Georgia, subject to reasonable travel required to fulfill his duties and responsibilities outlined in Section 1.1. The Company acknowledges, however, that the Executive may maintain his principal residence in Chapel Hill, North Carolina and, to the extent that Executive does so maintain his principal residence, the Company shall provide Executive with an additional office in the Chapel Hill area for the provision of a portion of Executive's services hereunder during the Term.

     2.  Term of Employment; Certain Post-Term Benefits.

         2.1 The Term. The term of the Executive's employment under this Agreement (the "Term") shall commence on January 1, 1996 and shall end on December 31, 1998 or such other date on which the Term shall terminate or be extended pursuant to Section 2.2.

         2.2

         2.2.1 Termination Without Cause. At any time the Company may, by written notice to the Executive, terminate the Term for reasons other than those specified in Sections 4.1, 4.2 and 4.3 hereof (termination "Without Cause"). In such event, such termination will be treated in the same manner as a termination by the Executive under Section 4.4 hereof and the Executive and the Company, following the delivery of such notice of termination under this Section 2.2.1, shall have the same rights and obligations provided for under such Section 4.4.


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          2.2.2  Extension of the Term.  Unless either the Executive or the
Company gives the other written notice of non-extension of the Term at least 365 days prior to the then scheduled termination date of the Term, the Term will automatically extend on a daily basis until terminated pursuant to the delivery of such 365 day notice and the elapsing thereafter of such notice period or pursuant to another provision of this Agreement.

          2.3 Special Curtailment. The Term also shall end earlier than the original December 31, 1998 termination date provided in Section 2.1 or any extended termination date provided in Section 2.2, in either case if sooner terminated pursuant to Section 4. Non-extension of the Term shall not be deemed to be a breach of this Agreement by the Company or a termination of the Term or this Agreement by the Company Without Cause.

     3.   Compensation; Benefits.

          3.1 Salary. As compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Executive during the Term a base salary, payable semi-monthly in arrears, at the annual rate of not less than $900,000 until December 31, 1996, $975,000 from January 1, 1997 until December 31, 1997 and $1,050,000 from January 1, 1998 until the end of the Term, less in each case such deductions or amounts to be withheld as required by applicable law and regulations (the "Base Salary"). In the event that the Company, in its sole discretion beyond the requirements of this Agreement, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement.

          3.2 Bonus. In addition to the amounts to be paid to the Executive pursuant to Section 3.1, the Executive shall be eligible to receive the bonus ("Bonus")as described in Paragraph 1 of Appendix II of this Agreement.


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

          3.3 Business Expenses. The Company shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement (including, without limitation, such expenses incurred for travel between Chapel Hill, N.C. and Executive's U.S. business destination), upon presentation of expense statements or vouchers or such other supporting information as the Company customarily may require of its officers provided, however, that the maximum amount available for such expenses during any period may be fixed in advance by the Board of Directors of the Company or the COO of NWCG. The Company shall also pay for the travel costs of Executive's spouse from time to time when accompanying Executive on business trips. All travel and overnight accommodation expenses paid or reimbursed under this Section 3.3 may be first class as elected and actually incurred by Executive.

          3.4 Vacation. During the Term, the Executive shall be entitled to a vacation period or periods of four weeks taken in accordance with the vacation policy of the Company during each year of the Term. Vacation time not used by the end of a year shall be forfeited.

          3.5 Fringe Benefits. During the Term, the Executive shall be entitled to all benefits for which the Executive shall be eligible under any qualified pension plan, 401(k) plan, group insurance or other so-called "fringe" benefit plan which the Company provides to its employees generally, together with executive medical benefits for the Executive, the Executive's spouse and the Executive's children as from time to time in effect for officers of the Company generally.

          3.6 Additional Benefits. During the Term, the Executive shall be entitled to such other benefits as are specified in Appendix I to this Agreement.

     4.   Termination.

          4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further

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amounts or benefits shall be payable hereunder, except that the Executive's estate shall be entitled to (i) receive continued payments in an amount equal to 60% of the Base Salary in the manner specified in Section 3.1, until the end of the Term (as in effect under Section 2 hereof (with Executive's death being treated as a notice of non-renewal under Section 2.2.2) immediately prior to the Executive's death) plus (ii) a single payment equal to any earned but unpaid amounts of Base Salary and Bonus plus the Applicable Bonus Amount (as defined in Appendix II), if any with respect to the year in which Executive dies. Executive's estate or legal representative will, upon Executive's death, have such rights to exercise the stock options granted to Executive by NWCG as are set further in the plan (the "Stock Option Plan") pursuant to which the options are granted.

          4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the Executive is unable to perform the Executive's services hereunder for (x) a period of six consecutive months or (y) for shorter periods aggregating six months during any twelve month period, the Company may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate of six months, by written notice to the Executive (but before the Executive has recovered from such disability), terminate the Term and no further amounts or benefits shall be payable hereunder, except that the Executive shall be entitled to receive (i) continued payments in an amount equal to 60% of the Base Salary in the manner specified in Section 3.1, until the end of the Term (as in effect under Section 2 hereof (with the Company's notice termination being treated also as a notice of non-renewal under Section 2.2.2) immediately prior to such termination), (ii) a single payment equal to any earned but unpaid amounts of Base Salary and Bonus plus the Applicable Bonus Amount, if any with respect to the year in which Executive becomes disabled and (iii) such amounts and benefits, if any, specified in Appendix I other than Paragraphs 2, 5, 6, and 8 thereof. Executive's rights with respect to his NWCG stock options in the event his employ-

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ment is terminated due to disability are those set forth in the Stock Option
Plan. If the Executive shall die before receiving all payments to be made by the Company in accordance with the foregoing, such payments shall be made to a beneficiary designated by the Executive on a form prescribed for such purpose by the Company, or in the absence of such designation to the Executive's estate.

          4.3 Cause. In the event of gross neglect by the Executive of the Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its subsidiaries or affiliates, willful misconduct by the Executive in connection with the performance of any material portion of the Executive's duties hereunder or breach by the Executive of any material provision of this Agreement, the Company may at any time by written notice to the Executive terminate the Term and, upon such termination, this Agreement shall terminate and the Executive shall be entitled to receive no further amounts or benefits hereunder, except any as shall have been earned to the date of such termination.

          4.4 Company Breach; Termination Without Cause. In the event of the breach of any material provision of this Agreement by the Company, the Executive shall be entitled to terminate the Term upon 60 days' prior written notice to the Company. Upon such termination, or in the event the Company terminates the Term or this Agreement Without Cause the Company shall fulfill its obligations, if any, under Paragraph 10 of Appendix I and shall, as its sole other obligation to the Executive, promptly, in one lump sum payment, pay the Executive an amount equal to the sum of the following: (i) all earned but unpaid amounts of Base Salary and Bonus to the date of termination; (ii) the Applicable Bonus Amount, if any, with respect to the year in which the termination occurs; and (iii) the difference between (x) the lesser of (A)one year's Base Salary calculated at the then prevailing rate or (B) the remaining Base Salary to be paid for the balance of the Term as then in effect and (y) the present value calculated at the then effective Prime Rate of Chase Bank of the aggregate Consulting fees, if any, which will be

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payable to Executive pursuant to Paragraph 10 of Appendix I. The Company's obligations pursuant to this Section 4.4 are not subject to or in any way contingent upon any duty on the part of the Executive to mitigate damages by seeking other employment.

          4.5 Litigation Expenses. Except as provided for in Section 5.7, if the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company or the Executive, and if a judgment in such action, suit or proceeding is rendered in favor of the Executive, the Company shall reimburse the Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding. Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.

                  5. Protection of Confidential Information;
                       Non-Competition; Non Solicitation

          The Executive acknowledges that the Executive's work for the Company
(i) will necessarily bring the Executive into close contact with many confidential and non-public matters including (without limitation) the Company's and its affiliates' operating and employment practices and promotional techniques, the Company's and NWCG's financial matters and other proposals and plans, (ii) will attach a measure of the Company's valuable goodwill to the Executive, and (iii) will expose the Executive to business opportunities which rightfully belong to the Company. The Executive further acknowledges that the Company and its affiliates, including NWCG, would suffer damage to its and their business and goodwill should Executive fail to maintain the confidentiality of information, compete with the Company or NWCG or solicit their employees in violation of the Agreement.

          5.1  The Executive agrees:

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          5.1.1 To keep and retain in the strictest confidence all
confidential matters of the Company and NWCG, including, without limitation, "know how", trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company and NWCG, learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company or NWCG, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company's express written consent; and

          5.1.2 To deliver promptly to the Company on termination of the Executive's employment by the Company, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control.

          5.2 The Executive further agrees:

          5.2.1 During the Term, and (if the Term ends other than by non-renewal or pursuant to Section 4.1 or Section 4.4) for a period of twelve months thereafter, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company or NWCG or of any of their respective subsidiaries. Specifically included (without limitation) in such competitive business would be any business involved in (i) the operation of any television stations in one or more of the television markets (DMA's) in which any television station owned or operated (by LMA otherwise) by the Company or any other subsidiary of NWCG also operates or (ii) the solicitation, sale or placement of media advertising or advertising availabilities in connection with programming to be viewed or disseminated by or using television or similar apparatus within the U.S.; the Executive shall not engage in such business on the Executive's own account; and the Executive shall not become


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interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this Section 5.2.1 shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

          5.2.2 During the Term and for a period of one year thereafter, the Executive shall not, directly or indirectly, (i) induce or encourage any employee of the Company, NWCG, or any subsidiary or affiliate of NWCG to leave employment with the Company, NWCG, or such subsidiary or affiliate, or (ii) employ, hire, or establish a business with, or cause or encourage any third person to employ, hire, or establish a business with, any person who was, within the period of one year preceding such action by the Executive, employed by the Company, NWCG, or any subsidiary or affiliate of NWCG.

          5.3 If the Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.1 or 5.2 hereof, the Company shall have the following rights and remedies in its own right or on behalf of NWCG or any of the affiliates or subsidiaries of NWCG:

          5.3.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company or the affected party and that money damages will not provide an adequate remedy to the Company or the affected party; and

          5.3.2 The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such Benefits to the Company.


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Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          5.4 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

          5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

          5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1 and 5.2 upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

          5.7 In the event that any action, suit or other proceeding in law or in equity is brought to enforce the covenants contained in Sections 5.1 and 5.2 or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Compa-


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ny, all expenses (including reasonable attorneys' fees) of the Company in such action, suit or other proceeding shall (on demand of the Company) be paid by the Executive. In the event the Company fails to obtain a judgment for money damages or an injunction in favor of the Company, all expenses (including reasonable attorneys' fees) of the Executive in such action, suit or other proceeding shall (on demand of the Executive) be paid by the Company.


          6. Intellectual Property.

          The Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with the performance of his duties hereunder on behalf of the Company and its affiliates during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.


          7. Indemnification.

          The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

          8. Notices.

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          All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

          If to the Company, to:

               New World Television Incorporated
               c/o New World Communications Group
                 Incorporated
               35 East 62nd Street
               New York, New York  10021
               Attention:  William C. Bevins

          If to the Executive, to:      With a copy to:

               Farrell Reynolds         Marc Chamlin, Esq.
               623 Greenwood Road       Loeb and Loeb
               Chapel Hill, NC 27514    345 Park Avenue
                                        New York, NY
                                        10154-0037

          9.   General.

               9.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in New York.

               9.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

               9.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements,


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arrangements and understandings, written or oral, relating to the subject matter hereof, including without limitation that certain Employment Agreement dated as of July 1, 1994 between the Executive and New World Sales and Marketing Inc., which agreement is hereby deemed amended in its entirety by this Agreement and assigned to the Company. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

          9.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

          9.5 This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     10.   Subsidiaries and Affiliates.


     10.1 As used herein, the term "subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business


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entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.





     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              NEW WORLD  TELEVISION INCORPORATED


                              By:  /s/ David A. Ramon
                                   -----------------------------
                                   David A. Ramon, COO




                                   /s/ Farrell Reynolds
                                   -----------------------------
                                   Farrell Reynolds


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


                                   APPENDIX I

Additional Benefits:

     1. Medical Examination. The Executive shall be reimbursed by the Company for the reasonable cost of one annual medical examination upon presentation of an expense statement.

     2. Automobile. The Company shall afford the Executive the right to use an automobile on the following continuous basis. The Company shall pay, upon presentation of an expense statement, all reasonable expenses associated with the operation of such automobile in the same manner as is, from time to time, in effect with respect to executive officers of the Company generally, including, without limitation, all reasonable maintenance and insurance expenses. The automobile furnished by the Company shall be a late model top-of-the-line Lexus or like vehicle to be reasonably selected by the Executive. Upon the expiration of the Term, the Executive promptly shall return the automobile to the Company.

     3. Insurance. The Company agrees to provide the Executive with additional term life insurance coverage with a face amount of twice the then current Base Salary on the following basis. The Executive may select a plan of his choice and may designate the beneficiary of such plan. The Company shall pay, upon presentation of an expense statement, the periodic premiums relating to such additional term life insurance payable during the Term.

     4. Tax Advisor. The Executive shall be reimbursed by the Company, upon presentation of an expense statement, for the reasonable fees and disbursements of a personal tax advisor to be selected by the Executive.

     5. Club Membership. The Company shall reimburse the Executive, upon presentation of an expense statement, for all reasonable initiation fees and periodic dues for membership in a health club of the Executive's choice.


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

     6. Stock Options. Executive has received grants of options to acquire 200,000 shares of New World Communications Group Incorporated stock pursuant to the 1994 Executive Stock Option Plan ("Stock Option Plan")subject to the vesting requirements provided for in the grant of those options which include the provision as to the second 100,000 ($12.375 Options) of such options that if the Executive is terminated Without Cause, all such options will immediately vest. The vesting and exerciseability of all the options in the event of Executive's death or disability will be as provided for under the Stock Option Plan.

     7. Estate Planning. The Executive shall be reimbursed by the Company, upon presentation of an expense statement, for the reasonable fees and disbursements of an estate planning advisor to be selected by the Executive.

     8. Housing. The Company shall continue to provide Executive the use of and will maintain the apartment which is currently being occupied by the Executive in New York City (Apartment 6N, 116 Central Park South) (or a substantially similar apartment) and to reimburse him for his related living expenses at that location while he is there on the Company's or NWCG's business.

     9.  Disability.  If the Company elects to terminate the Term pursuant to
Section 4.2 of the Agreement, in addition to the amounts payable under such Section, for the shorter of the period the Executive remains disabled or until the Executive has attained the age of 65, the Company shall continue to provide benefits for the Executive under the corporate group life insurance plan and for the Executive, his spouse and children under the corporate group medical (including the executive medical plan) insurance plan, to the extent permitted by such plans and to the extent such benefits continue to be provided to the Company's employees or officers, as applicable, generally.

     10. Consulting Agreement. If the Agreement is terminated by the Executive pursuant to Section 4.4 or by the Company Without Cause pursuant to Section
2.2.1 and such date of termination is prior to March 1, 1997, then

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the Company agrees to retain Executive as an independent consultant until and through such date at a monthly retainer, payable in arrears, of $2,500 plus Executive's reasonable out-of-pocket expenses actually incurred in providing consultancy services to the Company at the request of the COO of NWCG or the COO of the Company. Executive agrees to provide such consultancy services during such consultancy period as are actually so requested, subject to his other time commitments during such period. Payments pursuant to this Paragraph 10 shall be in addition to any other compensation to which the Executive may be entitled under the Agreement.





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                                  APPENDIX II



                               Bonus Opportunity

1. For each calendar year commencing during the Term, a budget ("Annual Budget) will be prepared and adopted at or prior to the beginning of such year which will set forth the aggregate broadcast cash flow to be achieved by the television stations owned or operated by NWCG and its subsidiaries on a consolidated basis for that year and for each of the first three quarters thereof. The Annual Budget will be prepared on a basis which normalizes the allocation of revenue, costs and expenses among the NWCG television stations and the other companies owned by NWCG, particularly New World/Genesis Entertainment Company and New World Sales and Marketing, Inc. The Executive will participate in the preparation of the Annual Budget and it will be deemed adopted when approved by the COO of NWCG or the Board of Directors of NWCG. Within seventy (70) days after the end of each calendar year during the Term, the measure of achievement of the Annual Budget for such year shall be calculated by the Company, and based on the following applicable levels of percentage achievement of the Annual Budget (based on the highest whole percentage point achieved), the Executive no later than such 70th day shall be paid the indicated amount (the "Bonus"):



                            Percentage of         Bonus
                            Achievement           Amount
                            -------------         --------
                             75%                  $250,000

                             80%                  $300,000

                             85%                  $350,000

                             90%                  $400,000

                             95%                  $500,000

                            100%                  $750,000

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


No Bonus (not including the Applicable Bonus Amount) shall be deemed "earned" (as such term is used in Sections 4.1(ii), 4.2(ii) and 4.4(i) of the Agreement) until completion of the year as to which Bonus is being calculated.

2. In the event of termination of the Executive's employment Without Cause or as a result of his death or disability which, in any such event, occurs after March 31 in any calendar year but prior to December 31, then Executive or Executive's representative or estate, as the case may be, shall be paid the amount ("Applicable Bonus Amount") as provided for in Sections 4.1, 4.2 and 4.4 of the Agreement. The Applicable Bonus Amount shall be calculated to the date of such termination by reference to the Bonus chart set forth in item 1 above and completing the following calculation: First, determining the percentage of achievement of the annual budget (which will be stated in terms of calendar quarter increments to be achieved) on an aggregate quarter annual basis covering only completed quarter annual periods as of the date of termination and identify the Applicable Bonus Amount as if the achievement had occurred for the entire calendar year; second, multiplying said amount by a fraction, the denominator of which is 365 and the numerator of which is the number of actual days elapsed in the year prior to the date of termination; provided, however, that in the event of termination under Section 4.2, the numerator will be the actual number of working days during such year that Executive worked and performed the services required under this Agreement and the denominator will be the full number of working days in such year. So, for example, if Executive is terminated Without Cause on July 15, 1997, then the percentage of achievement of the annual budget will be determined by looking only at the first two completed calendar quarters of 1997. If the aggregate achievement for the first two quarters is 90% of the portion of the Annual Budget applicable to the first two quarters, then the Bonus Amount will be $400,000 and this amount will be multiplied by a fraction of 197/365 (i.e.,

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197 days elapsed) so that Executive would be entitled to receive the Applicable
Bonus Amount of $215,890.

















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